UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

__________________

June 19, 2013

Date of Report (Date of Earliest event reported)

TEXAS GULF ENERGY, INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Nevada	333-149857	26-0338889
(State or other Jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1602 Old Underwood Road, La Porte, TX	77571
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(281) 867-8500

N/A

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Letter of Intent Regarding Sale of Certain Subsidiaries’ Assets

On June 19, 2013, Texas Gulf Energy, Incorporated, a Nevada corporation (the “Company”), entered into a non-binding letter of intent (the “LOI”) to sell certain of its assets, such assets consisting of the assets required to operate, as currently being operated, three (3) of the Company’s subsidiaries, Fishbone Solutions Inc., TGE Industrial Services, Inc. and TGE Electrical & Instrumentation (collectively, the “Subsidiaries”), with the exception of such Subsidiaries’ cash on hand, receivables earned as of the date of closing, and all outstanding receivable reserves (such assets for sale, the “Assets”). In consideration for the purchase of the Assets, the prospective purchaser shall deliver Three Million Dollars ($3,000,000) to the Company and assume certain debt of the Company in an aggregate amount up to Two Million Dollars ($2,000,000) (the “Transaction”). Also in connection with the Transaction, all current employees of the Company or its subsidiaries who resign from such positions in order to assume positions with the purchaser of the Assets shall surrender to the Company all of the Company issued capital stock beneficially owned by such persons. The closing of the Transaction is subject to the completion of due diligence and a definitive agreement and, further, the LOI establishes that the closing of the Transaction must occur no later than July 31, 2013.

Agreement with David Mathews

Effective June 20, 2013, the Company entered into an agreement (the “Agreement”) with David Mathews pursuant to which the Company obtained the option to redeem Mr. Mathews’ Company issued capital stock in connection with Mr. Mathews’ resignation from his official positions and directorship with the Company to further his intention of working with the potential purchaser in continuing to lead these companies (such resignations, effective June 20, 2013, are described under Item 5.02 herein). Pursuant to the Agreement, Mr. Mathews will continue to serve as president of the Company’s subsidiaries, Fishbone Solutions Inc. and TGE Industrial Services, Inc. As set forth in the Agreement, in the event that the Company does not consummate the Transaction by July 31, 2013, pursuant to which the purchase price consists of at least Five Million Dollars ($5,000,000) of which at least Three Million Dollars ($3,000,000) is a cash payment, the Company shall (a) have the option to purchase and redeem all of the shares of the Company’s capital stock held by Mr. Mathews by, (b) paying to Mr. Mathews a One Hundred Thousand Dollar ($100,000) cash payment (the “Cash Payment”) and executing and delivering a $900,000 promissory note in favor of Mr. Mathews, such promissory note having four percent (4%) interest, and to be satisfied in three (3) equal annual payments of Three Hundred Thousand Dollars ($300,000) commencing upon the one-year anniversary of the Cash Payment (the “Redemption”). The shares of capital stock subject to the Redemption shall be delivered by Mr. Mathews in proportion to the payments received by him. Upon the payment of the Cash Payment to Mr. Mathews, he shall immediately be released from his non-compete obligations to the Company, and after sixty (60) days shall be released from his non-solicitation obligations to the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer and President; Board Member Resignation

Effective June 20, 2013, David Mathews amicably resigned from his positions as Chief Executive Officer and President of the Company. Also effective June 20, 2013, Mr. Mathews resigned as a member of the board of directors of the Company (the “Board”). Mr. Mathews has indicated his intent to continue working with the Subsidiaries after their proposed acquisition. Further, the Company entered into the Agreement with Mr. Mathews, as described under Item 1.01 herein above, which such description is hereby incorporated by reference into this Item 5.02.

Appointment of Interim Chief Executive Officer and President

Effective June 20, 2013, the Board appointed Craig Crawford, the Company’s current Chief Financial officer and Chief Operating Officer, to also serve as the Company’s Chief Executive Officer and President on an interim basis until his successor is duly appointed. A description of Mr. Crawford’s qualifications, work history and other particulars can be found in the Company’s Annual Report on Form 10-K/A filed with the U.S. Securities and Exchange Commission on April 26, 2013. No new written agreement was entered into as a result of Mr. Crawford’s appointment; the terms of his current and existing engagement remain in effect.

Appointment of Secretary and Vice President

Effective June 20, 2013, the Board appointed Pete Kappler to serve as the Company’s Corporate Secretary and Vice President. In connection with Mr. Kappler’s appointment as Secretary, Denise Nelson will no longer serve as Corporate Secretary of the Company, effective June 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2013	TEXAS GULF ENERGY, INCORPORATED

	By:	/s/ Craig Crawford
	Name:	Craig Crawford
	Title:	Chief Financial Officer & Interim Chief
Executive Officer